EXHIBIT 4.1

TETRA TECHNOLOGIES, INC.
_________
NOTE PURCHASE AGREEMENT
_________
Dated as of March 18, 2015

$50,000,000 Senior Secured Notes due April 1, 2017

1

TABLE OF CONTENTS
Page

1.	AUTHORIZATION OF NOTES. 1

1.1.	Description of Notes to be Initially Issued 1

1.2.	Subsidiary Guaranty 1

1.3.	Security for the Notes Obligations 1

1.4.	Release of Subsidiary Guarantors 2

2.	THE NOTES 2

2.1.	Sale and Purchase of the Notes 2

2.2.	Interest and Fees 2

2.3.	Conversion and Continuation Elections 4

3.	CLOSING 5

3.1.	Issuance Notice 5

3.2.	Issuance of the Notes 6

4.	CONDITIONS PRECEDENT TO INITIAL PURCHASERS’ OBLIGATIONS TO PURCHASE NOTES 6

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 10

5.1.	Organization; Power and Authority 10

5.2.	Authorization, etc 10

5.3.	Disclosure 10

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates 11

5.5.	Financial Statements 12

5.6.	Compliance with Laws, Other Instruments, etc 12

5.7.	Governmental Authorizations, etc 12

5.8.	Litigation; Observance of Agreements, Statutes and Orders 12

5.9.	Taxes 13

5.10.	Title to Property; Leases 13

5.11.	Licenses, Permits, etc 13

5.12.	Compliance with ERISA 14

5.13.	Private Offering by the Company 14

5.14.	Use of Proceeds; Margin Regulations 15

5.15.	Existing Indebtedness; Future Liens 15

5.16.	Foreign Assets Control Regulations, etc 15

5.17.	Status under Certain Statutes 17

5.18.	Environmental Matters 17

5.19.	Solvency of Subsidiary Guarantors 18

6.	REPRESENTATIONS OF THE INITIAL PURCHASERS 18

7.	INFORMATION AS TO COMPANY 19

7.1.	Financial and Business Information 19

7.2.	Officer’s Certificate 21

7.3.	Inspection 22

i

8.	PREPAYMENT OF THE NOTES 22

8.1.	No Scheduled Prepayments 22

8.2.	Optional Prepayments 23

8.3.	Mandatory Offer to Prepay Upon Change of Control 23

8.4.	Mandatory Offer to Prepay Upon Disposition of Compressco Units 24

8.5.	Allocation of Partial Prepayments 26

8.6.	Maturity; Surrender, etc 26

8.7.	Purchase of Notes 26

9.	AFFIRMATIVE COVENANTS 27

9.1.	Compliance with Law 27

9.2.	Insurance 27

9.3.	Maintenance of Properties 27

9.4.	Payment of Taxes and Claims 28

9.5.	Corporate Existence, etc 28

9.6.	Additional Subsidiary Guarantors, Non-Recourse Pledgors 28

9.7.	Ranking of Notes 29

9.8.	Books and Records 29

9.9.	Margin Regulations 29

10.	NEGATIVE COVENANTS 30

10.1.	Interest Coverage Ratio 30

10.2.	Consolidated Funded Indebtedness 30

10.3.	[Reserved] 30

10.4.	Indebtedness 30

10.5.	Liens 30

10.6.	Mergers, Consolidations, etc 31

10.7.	Sale of Assets 32

10.8.	Designation of Restricted and Unrestricted Subsidiaries 33

10.9.	Nature of Business 34

10.10.	Transactions with Affiliates 34

10.11.	Terrorism Sanctions Regulations 34

10.12.	Sale or Discount of Receivables 35

11.	EVENTS OF DEFAULT 35

12.	REMEDIES ON DEFAULT, ETC 37

12.1.	Acceleration 37

12.2.	Other Remedies 38

12.3.	Rescission 38

12.4.	No Waivers or Election of Remedies, Expenses, etc 38

12.5.	Waterfall 39

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES 39

13.1.	Registration of Notes 39

13.2.	Transfer and Exchange of Notes 39

13.3.	Replacement of Notes 40

14.	PAYMENTS ON NOTES 40

14.1.	Place of Payment 40

14.2.	Home Office Payment 40

15.	EXPENSES, ETC 41

15.1.	Transaction Expenses 41

15.2.	Survival 41

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT 42

17.	AMENDMENT AND WAIVER 42

17.1.	Requirements 42

17.2.	Solicitation of Holders of Notes 42

17.3.	Binding Effect, etc 43

17.4.	Notes held by Company, etc 43

18.	NOTICES 43

19.	REPRODUCTION OF DOCUMENTS 44

20.	CONFIDENTIAL INFORMATION 44

21.	SUBSTITUTION OF PURCHASER 45

22.	MISCELLANEOUS 45

22.1.	Successors and Assigns 45

22.2.	Jurisdiction and Process; Waiver of Jury Trial 46

22.3.	Payments Due on Non-Business Days 46

22.4.	Severability 47

22.5.	Construction 47

22.6.	Counterparts 47

22.7.	Governing Law; Submission to Jurisdiction 47

22.8.	GAAP 47

23.	REGARDING NOTEHOLDER REPRESENTATIVE 48

23.1.	Appointment; Certain Waivers 48

23.2.	Noteholder Representative as Collateral Agent 48

23.3.	Binding Effect 49

23.4.	Reliance and Liability 49

23.5.	Noteholder Representative Individually 50

23.6.	Noteholder Credit Decision 51

23.7.	Expenses; Indemnities 51

23.8.	Resignation 52

SCHEDULE A	- Information Relating to Initial Purchasers

SCHEDULE B	- Defined Terms

SCHEDULE 5.3	- Disclosure Materials

SCHEDULE 5.4	- Subsidiaries; Affiliates

SCHEDULE 5.5	- Financial Statements

SCHEDULE 5.6	- Compliance with Laws, Other Instruments, Etc.

SCHEDULE 5.8	- Litigation; Observance of Agreements, Statutes and Orders

SCHEDULE 5.15	- Existing Indebtedness

SCHEDULE 10.4	- Subsidiary Indebtedness

SCHEDULE 10.5	- Liens

EXHIBIT 1.1	- Form of Senior Secured Note

EXHIBIT 1.2	- Form of Subsidiary Guaranty

EXHIBIT 1.3	- Form of Pledge and Security Agreement

EXHIBIT 1.4	- Form of Registration Rights Agreement

EXHIBIT 2.3	- Form of Notice of Conversion/Continuation

EXHIBIT 3.1	- Form of Issuance Notice

EXHIBIT 4.1	- Form of Company Counsel Opinion

EXHIBIT 4.2	- Form of Oklahoma Local Counsel Opinion

TETRA TECHNOLOGIES, INC.
24955 Interstate 45 North
The Woodlands, TX 77380
(281) 367-1983
Facsimile: (281) 364-4306
$50,000,000 Senior Secured Notes due April 1, 2017

Dated as of March 18, 2015
TO EACH OF THE INITIAL PURCHASERS LISTED IN THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:

TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), agrees with WELLS FARGO ENERGY CAPITAL, INC., in its capacity as noteholder representative for the Noteholders (in such capacity, “Noteholder Representative”), and with each Initial Purchaser party hereto (each Initial Purchaser may be referred to herein collectively as “you”), as follows:

1.    AUTHORIZATION OF NOTES.

1.1.    Description of Notes to be Initially Issued.

The Company has authorized the issue and sale of $50,000,000 aggregate principal amount of its Senior Secured Notes due April 1, 2017 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.    Subsidiary Guaranty.

The payment by the Company of all amounts due on or in respect to the Notes Obligations and the performance by the Company of its obligations under this Agreement will be guaranteed by each Subsidiary that (whether or not required by the terms of the Credit Agreement or other applicable documents governing such other Indebtedness) from time to time guarantees Indebtedness in respect of the Credit Agreement or any other Indebtedness in respect of borrowed money of the Company pursuant to the Subsidiary Guaranty in substantially the form of the attached Exhibit 1.2 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”).

1.3.    Security for the Notes Obligations.

The Company and each other Notes Party shall execute a Pledge and Security Agreement in substantially the form of Exhibit 1.3 attached hereto (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), pursuant to which the Company and each other Notes Party shall pledge and grant a security interest in all of its right, title and interest in and to its Collateral in favor of the Noteholder Representative, for the benefit of the Noteholders, to secure the Notes Obligations.

1.4.    Release of Subsidiary Guarantors.

Each Noteholder acknowledges and agrees that each Subsidiary Guarantor (other than any Compressco Unit Holding Subsidiary) shall be fully released and discharged from the Subsidiary Guaranty and Pledge and Security Agreement, and each Noteholder fully releases and discharges such Subsidiary Guarantor from the Subsidiary Guaranty and Pledge and Security Agreement, immediately and without any further act, upon such Subsidiary being released and discharged as guarantor under and in respect of the Credit Agreement; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration is paid or given to any holder of Indebtedness under the Credit Agreement in connection with such release, other than the repayment of all or a portion of such Indebtedness under the Credit Agreement, each Noteholder receives equivalent consideration on a pro rata basis; and (iii) at the time of such release and discharge, the Company delivers to each Noteholder a certificate of a Responsible Officer certifying that such Subsidiary Guarantor has been or is being released and discharged as a guarantor under and in respect of the Credit Agreement and the matters set forth in clauses (i) and (ii).

2.    THE NOTES.

2.1.    Sale and Purchase of the Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you, and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your names in Schedule A at the purchase price of 100% of the principal amount thereof. Each Initial Purchaser’s obligations hereunder are several and not joint obligations and no Initial Purchaser shall have any liability to any Person for the performance or non-performance by any other Initial Purchaser hereunder.

2.2.    Interest and Fees.
(a)    Interest.
(i)    The principal portion of each of the Notes shall be comprised entirely of LIBOR Tranches and Base Rate Tranches as the Company may request in accordance herewith.
(ii)    Each principal portion of the Notes that constitutes a LIBOR Tranche shall bear interest at LIBOR for the Interest Period in effect for such Tranche plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate. Each principal portion of the Notes that constitutes a Base Rate Tranche shall bear interest at the Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(iii)    Interest on each Note shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Notes under Section 8 for the portion of the Notes so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Noteholder Representative.
(iv)    Notwithstanding anything to the contrary contained herein, the Company shall pay interest (after, as well as before, entry of judgment thereon, to the extent permitted by law) on the principal amount of all outstanding Notes, at a rate per annum equal to the Default Rate (A) while any Event of Default under Section 11(a), Section 11(b), Section 11(g) or Section 11(h) exists and (B) if required by the Required Noteholders by notice to the Company given through the Noteholder Representative, while any Event of Default (other than an Event of Default referred to in the foregoing clause (A)) exists.
(v)    All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBOR shall be determined by the Noteholder Representative, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
(vi)    If prior to the commencement of any Interest Period for a LIBOR Tranche, the Noteholder Representative determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, then the Noteholder Representative shall give notice thereof to the Company and the Noteholders by telephone or facsimile as promptly as practicable thereafter and, until the Noteholder Representative notifies the Company and the Noteholders that the circumstances giving rise to such notice no longer exist, any Notice of Conversion/Continuation that requests the conversion of any Tranche to, or continuation of any Tranche as, a LIBOR Tranche shall be ineffective.
(vii)    Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Noteholder to honor its obligation to maintain LIBOR Tranches either generally or having a particular Interest Period hereunder, then (A) such Noteholder shall promptly notify the Company and the Noteholder Representative thereof and such Noteholder’s obligation to maintain such LIBOR Tranches shall be suspended until such time as such Noteholder may again maintain such LIBOR Tranches and (B) if such Noteholder so requests by notice to the Company and the Noteholder Representative, all LIBOR Tranches then held by such Noteholder shall be automatically converted into Base Rate Tranches on the date specified by such Noteholder in such notice.
(viii)    In the event of (A) the payment of any principal of any LIBOR Tranche other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Tranche into a Base Rate Tranche other than on the last day of the Interest Period applicable thereto (other than pursuant to Section 2.2(a)(vii)), or (C) the failure to issue, convert, continue or prepay any LIBOR Tranche on the date specified in any notice delivered pursuant hereto, then, in any such event, the Company shall compensate each Noteholder for the loss, cost and expense attributable to such event. A certificate of any Noteholder setting forth any amount or amounts that such Noteholder is entitled to receive pursuant to this clause (viii) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Noteholder the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(b)    Follow-On Upfront Fees. The Company shall cause to be paid to the Noteholder Representative, for the ratable account of the Noteholders, upfront fees in an aggregate amount equal to 1.00% of the outstanding principal amount of the Notes on each of (i) January 1, 2016, and (ii) January 1, 2017, which fee shall be, in each case, payable on such date.
(c)    Undrawn Commitment Fee. The Company shall cause to be paid to the Noteholder Representative, for the ratable account of the Initial Purchasers, commitment fees in an aggregate amount equal to 1.00% per annum on the Aggregate Commitments of the Initial Purchasers hereunder, which commitment fees shall accrue during the period from the date hereof to the earlier to occur of (i) the date of the Closing and (ii) the expiration of the Commitment Period, and which fee shall be payable on such earlier date; provided that no such commitment fees shall be payable in the event that the Closing does not occur on or prior to the expiration of the Commitment Period as a result of the Initial Purchasers electing not to purchase the Notes tendered by the Company at the Closing as a result of the Initial Purchasers’ determination that the condition precedent set forth in Section 4(m) hereof has not been satisfied.
2.3.    Conversion and Continuation Elections.
(a)    Each Tranche initially shall be of the Interest Rate Type specified in the Issuance Notice and, in the case of a LIBOR Tranche, shall have an initial Interest Period as specified in such Issuance Notice. Thereafter, during the period from Closing to the Maturity Date, the Company may, upon irrevocable written notice to the Noteholder Representative in accordance with Section 2.3(b): (i) elect, as of any Business Day, in the case of any Base Rate Tranche, or as of the last day of the applicable Interest Period, in the case of any LIBOR Tranche, to convert any such Tranche into a Tranche of the other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, in the case of any LIBOR Tranche, to continue any Tranches having Interest Periods expiring on such day or to convert any Tranche into a Tranche with a different Interest Period.
(b)    The Company shall deliver a Notice of Conversion/Continuation to be received by the Noteholder Representative not later than 12:00 noon (Houston, Texas time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the applicable Tranches are to be converted into or continued as LIBOR Tranches; and (ii) one (1) Business Day in advance of the Conversion/Continuation Date, if the applicable Tranches are to be converted into Base Rate Tranches, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Tranches to be converted or continued; (C) the Interest Rate Type of the Tranches resulting from the proposed conversion or continuation; and (D) in the case of conversions into LIBOR Tranches, the duration of the requested Interest Period (and, if any Notice of Conversion/Continuation in respect of any LIBOR Tranche does not specify an Interest Period, the Company shall be deemed to have selected an Interest Period of one month’s duration).
(c)    If, upon the expiration of any Interest Period applicable to any LIBOR Tranche, the Company has failed to timely select a new Interest Period to be applicable to such LIBOR Tranche, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBOR Tranche into a Base Rate Tranche effective as of the expiration date of such Interest Period.
(d)    The Noteholder Representative will promptly notify each Noteholder of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the Company, the Noteholder Representative will promptly notify each Noteholder of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective Noteholder’s Pro Rata Share of outstanding principal amounts of the Tranches with respect to which the notice was given.
(e)    Notwithstanding anything to the contrary contained herein, each Tranche shall be an integral multiple of $5,000,000 and not less than $5,000,000, and at no time shall there be more than a total of three (3) LIBOR Tranches outstanding.
3.    CLOSING.
3.1.    Issuance Notice.
(a)    The sale and purchase of all of the Notes to be purchased by you shall occur at a single closing (the “Closing”) upon the Company’s irrevocable written notice delivered to you on any Business Day prior to the expiration of the Commitment Period in the form of an Issuance Notice, which Issuance Notice must be received by you prior to 12:00 noon (Houston, Texas time) three (3) Business Days prior to the date of the proposed Closing.
(b)    The Issuance Notice shall specify (i) the requested date of the Closing, which shall be a Business Day that falls within the Commitment Period, (ii) the Interest Rate Type of the Tranches that will be in place upon the initial purchase of the Notes, and (iii) with respect to any LIBOR Tranches, the duration of the Interest Period applicable to such Notes.
3.2.    Issuance of the Notes.
At the Closing, the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) in an aggregate principal amount of $50,000,000 dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company (for the benefit of the Company) to account number 4140282499 at Bank of America, N.A., 100 West 33rd Street, New York, for ACH 111000025, ABA No. for wires 026009593. If at the Closing the Company fails to tender such

Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment. Upon your purchase of Notes tendered by the Company at the Closing, you shall be relieved of any further obligations to purchase additional Notes.
4.    CONDITIONS PRECEDENT TO INITIAL PURCHASERS’ OBLIGATIONS TO PURCHASE NOTES.
Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:
(a)    Note Purchase Agreement and other Notes Documents. This Agreement, the Notes, the Subsidiary Guaranty, the Pledge and Security Agreement, the Registration Rights Agreement, the other Collateral Documents and the other Notes Documents shall be executed by each party thereto (other than the Initial Purchaser or any Affiliate thereof) in such number of counterparts as may be requested by the Noteholder Representative and delivered to the Noteholder Representative (for further distribution to the Initial Purchasers, as applicable). In connection with the execution and delivery (and after filing as necessary) of the Collateral Documents, the Noteholder Representative shall (i) be reasonably satisfied that the Collateral Documents create first priority perfected Liens (subject only to Permitted Encumbrances) on the Collateral and (ii) have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Compressco Units that constitute Collateral (or shall otherwise be satisfied that its security interest in the Compressco Units is perfected by “control” under the applicable Uniform Commercial Code).
(b)    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of hereof that would have been prohibited by Section 10 had such Section applied since such date.
(c)    Certificates.
(i)    Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in clauses (b), (h), (r), and (s) of this Section 4 have been fulfilled.
(ii)    Chief Financial Officer’s Certificate. A certificate of the chief financial officer of the Company certifying that, after giving effect to the transactions at Closing contemplated hereunder, the Company and its Subsidiaries (on a consolidated basis) are Solvent.
(iii)    Secretary’s Certificate. A certificate of the secretary or assistant secretary, or other officer of the Company with similar responsibilities, of the Company, each other Notes Party and Compressco or, in the event that such Person is a limited partnership, such Person’s general partner, certifying as of the date of the Closing: (i) resolutions of its board of directors or members, authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, the Notes Documents to be delivered by such Person; (iii) the organizational documents of such Person as in effect on such date; (iv) the good standing certificate for such Person, from its state of incorporation, formation or organization, as applicable, dated as of a recent date; and (v) as may be required by the Noteholder Representative, certificate(s) of authority for such Person from states wherein such Person conducts business, evidencing such Person’s qualification to do business in such state, dated as of a recent date.
(d)    Opinions of Counsel. You shall have received an opinion of (i) Andrews Kurth LLP, special counsel to the Company, the other Notes Parties and Compressco, in the form attached as Exhibit 4.1 hereto, and (ii) local counsel in the State of Oklahoma, in the form attached as Exhibit 4.2 hereto.

(e)    Purchase Permitted By Applicable Law, etc. On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.
(f)    Payment of Fees and Expenses. Evidence of payment by the Company of (i) all fees required to be paid on or before Closing hereunder including the fees set forth in that certain Commitment Letter dated as of February 25, 2015 between the Company and the Noteholder Representative, and (ii) all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement to the extent then due and payable at Closing, including any such costs, fees and expenses arising under or referenced in Sections 2.2 and 15.1, including, to the extent invoiced on or prior to the Effective Date, all reasonable fees, charges and disbursements of counsel to the Noteholder Representative (paid directly to such counsel if requested by the Noteholder Representative), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Noteholder Representative).
(g)    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau shall have been obtained by the Noteholder Representative for the Notes.
(h)    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
(i)    Governmental Authorizations, etc. All consents, approvals and authorizations of, or registrations, filings or declarations with, any Governmental Authority required in connection with the execution, delivery and performance by the Company and each other Notes Party of each Notes Document to which it is a party shall have been obtained and are in full force and effect at Closing.
(j)    Funding Instructions. At least three Business Days prior to the date of the Closing, each Initial Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
(k)    Projected Balance Sheet. You shall have received and satisfactorily completed your review of, prior to the time that this Agreement is fully-executed by the parties here, the projected consolidated balance sheet of the Company and its Subsidiaries prepared on a pro forma basis as of April 30, 2015 after giving effect to the Closing and the purchase of the Notes hereunder.
(l)    Know Your Customer Deliverables. You shall have received, at least five Business Days prior to Closing, all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act.
(m)    Diligence. You shall have received and reviewed satisfactory due diligence, including all legal, accounting, business and financial due diligence concerning each element of the transactions at Closing contemplated hereunder and the Company and its Subsidiaries, in each case, in scope and with results in all respects satisfactory to you in your sole discretion. The capitalization and ownership structure of the Company and the Subsidiary Guarantors, and all organizational documents of the Company and the Subsidiary Guarantors, shall be satisfactory to you in all respects.
(n)    Margin Stock Regulations. You shall have received for each Initial Purchaser, to the extent requested, a Form FR U-1 or Form FR G-3, as applicable, completed by the Company in accordance with Regulation U under the Exchange Act.
(o)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.
(p)    Closing Prior to Expiration of Commitment Period. The Closing shall have occurred on or prior to April 30, 2015.
(q)    Notice. The Noteholder Representative shall have received an Issuance Notice.
(r)    Representations and Warranties. The representations and warranties of the Company and the other Notes Parties in Section 5 and in the other Notes Documents shall be true and correct on and as of the date of Closing, before and after giving effect to the issuance and purchase of the Notes hereunder (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).
(s)    No Material Adverse Effect. Since the date of the most recent audited financial statements required to be delivered pursuant to Section 4(k)(i), there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(t)    Lien Searches. The Noteholder Representative shall have received appropriate UCC search certificates reflecting no prior Liens (other than those permitted by Section 10.5) encumbering the properties of the Company and the other Notes Parties for each jurisdiction reasonably requested by the Noteholder Representative.
(u)    Repayment in Full of Certain Indebtedness. The Noteholder Representative shall have received evidence reasonably satisfactory to it that prior to the date of the Closing (or on the date of the Closing substantially contemporaneously with the purchase of the Notes hereunder) all of the Company’s existing Indebtedness in respect of the Company’s Senior Series 2008-B Unsecured Notes due April 30, 2015 has been satisfied and repaid in full.
5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to you that:
5.1.    Organization; Power and Authority.
The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver each of the Notes Documents to which it is a party and to perform the provisions hereof and thereof.
5.2.    Authorization, etc.
This Agreement and the other Notes Documents to which the Company and each other Notes Party is a party have been duly authorized by all necessary corporate or partnership action on the part of the Company or such

Notes Party, as applicable, and each Notes Document to which the Company and/or any other Notes Party is a party constitutes, and upon execution and delivery thereof, will constitute, a legal, valid and binding obligation of the Company or such Notes Party, as applicable, enforceable against the Company or such Notes Party, as applicable, in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3.    Disclosure.
The written information provided to the Initial Purchasers, along with the reports filed by the Company with the Securities and Exchange Commission, fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Initial Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since the date of the most recent audited financial statements required to be delivered pursuant to Section 4(k)(i), there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no material non-public information known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.
5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a)    Schedule 5.4 contains (except as noted therein) complete and correct lists of: (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Company and each Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers. Except as set forth in Schedule 5.4, each of the Company’s Subsidiaries is a Restricted Subsidiary of the Company.
(b)    All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 and except with respect to foreign Subsidiaries that individually or in the aggregate are not Material and the consequence of which would not in the aggregate result in a Material Adverse Effect).
(c)    Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)    No Restricted Subsidiary or Non-Recourse Pledgor is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate, partnership or limited liability company law statutes) restricting the ability of such Restricted Subsidiary or Non-Recourse Pledgor to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Restricted Subsidiary or such Non-Recourse Pledgor, except legal restrictions or agreements by foreign Subsidiaries that individually or in the aggregate are not Material and the consequence of which would not in the aggregate result in a Material Adverse Effect.
5.5.    Financial Statements.
The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments); provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
5.6.    Compliance with Laws, Other Instruments, etc.
Except as disclosed on Schedule 5.6, the execution, delivery and performance by the Company and each other Notes Party of each Notes Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority, including the USA PATRIOT Act, applicable to the Company or any Subsidiary.
5.7.    Governmental Authorizations, etc.
No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any other Notes Party of any Notes Document to which it is a party.
5.8.    Litigation; Observance of Agreements, Statutes and Orders.
(a)    Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Restricted Subsidiary or any Non-Recourse Pledgor or any property of the Company, any Restricted Subsidiary or any Non-Recourse Pledgor in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)    Except as disclosed on Schedule 5.8, neither the Company nor any Restricted Subsidiary nor any Non-Recourse Pledgor is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.9.    Taxes.
The Company, its Restricted Subsidiaries and the Non-Recourse Pledgors have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being diligently contested in good faith by appropriate proceedings and with respect to which the Company, a Restricted Subsidiary or a Non-Recourse Pledgor, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company, its Restricted Subsidiaries and the Non-Recourse Pledgors in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Restricted Subsidiaries have been paid for all fiscal years up to and including the fiscal year ended December 31, 2013.
5.10.    Title to Property; Leases.
The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
5.11.    Licenses, Permits, etc.
(a)    The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the best knowledge of the Company, no product of the Company or any Restricted Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any Restricted Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any Restricted Subsidiary.
5.12.    Compliance with ERISA.
(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.
(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.
5.13.    Private Offering by the Company.
Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and not more than 9 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Assuming the accuracy of the representations and warranties of the Initial Purchasers set forth in Section 6 and their compliance with their agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement to register the Notes under the Securities Act or to qualify an indenture under the Trust Indenture Act of 1939, as amended.
5.14.    Use of Proceeds; Margin Regulations.
The Company will apply the proceeds of the sale of the Notes, along with other available funds, to repay in full all amounts owed in respect of the Company’s Senior Series 2008-B Unsecured Notes due April 30, 2015 and to pay fees and expenses related to the transactions contemplated hereby. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock in violation of Regulation U, T or X of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
5.15.    Existing Indebtedness; Future Liens.
(a)    Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of December 31, 2014, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary nor any Non-Recourse Pledgor is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company, any Restricted Subsidiary or any Non-Recourse Pledgor and no event or condition exists with respect to any Indebtedness of the Company, any Restricted Subsidiary or any Non-Recourse Pledgor that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    Except as disclosed in Schedule 10.5 or as described in Section 9.7, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.
5.16.    Foreign Assets Control Regulations, etc.
(a)    Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Sanctioned Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) or any Sanctions-related list of designated Persons maintained by the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, (iii) any Person operating, organized or resident in a Sanctioned Country, or (iv) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, or any Sanctions (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii), clause (iii) or clause (iv), a “Sanctioned Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to Sanctions.
(b)    No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, or (ii) otherwise in violation of Sanctions.
(c)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and Sanctions.
(d)    (1)    The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”) and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the notes facility established hereby, is a Sanctioned Person. No use of proceeds from the issuance of the Notes or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. Neither the Company nor any Controlled Entity (i) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption

Laws, (ii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iii) has been or is the target of Sanctions imposed by the United Nations or the European Union;
(2)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage; and
(3)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.
5.17.    Status under Certain Statutes.
Neither the Company nor any Restricted Subsidiary nor any Non-Recourse Pledgor is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act, as amended, or the Federal Power Act, as amended.
5.18.    Environmental Matters.
(a)    Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any Restricted Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.
(d)    All buildings on all real properties now owned, leased or operated by the Company or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
5.19.    Solvency of Subsidiary Guarantors.
After giving effect to the issuance and sale of the Notes and the application of the proceeds thereof and due consideration to any rights of contribution and reimbursement, each Subsidiary Guarantor (i) has received fair consideration and reasonably equivalent value for the incurrence of its obligations under the Subsidiary Guaranty or as contemplated by the Subsidiary Guaranty and (ii) is Solvent.
6.    REPRESENTATIONS OF THE INITIAL PURCHASERS.
Purchase for Investment. You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. You represent that you are an accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
7.    INFORMATION AS TO COMPANY.
7.1.    Financial and Business Information
The Company will deliver to each Noteholder that is an Institutional Investor:
(a)    Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,
(ii)    consolidated statements of income of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and
(iii)    consolidated statements of cash flows of the Company and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http://www.tetratec.com) and shall have given each Noteholder prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
(b)    Annual Statements — within 105 days after the end of each fiscal year of the Company, duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail,

prepared in accordance with GAAP, and accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
(c)    Unrestricted Subsidiaries — if, at the time of delivery of any financial statements pursuant to Section 7.1(a) or (b), Unrestricted Subsidiaries account for more than 10% of (i) the consolidated total assets of the Company and its Subsidiaries reflected in the consolidated balance sheet included in such financial statements or (ii) the consolidated revenues of the Company and its Subsidiaries reflected in the consolidated statement of income included in such financial statements, an unaudited balance sheet for all Unrestricted Subsidiaries taken as whole as at the end of the fiscal period included in such financial statements and the related unaudited statements of income, stockholders’ equity and cash flows for such Unrestricted Subsidiaries for such period, together with consolidating statements reflecting all eliminations or adjustments necessary to reconcile such group financial statements to the consolidated financial statements of the Company and its Subsidiaries, shall be delivered together with the financial statements required pursuant to Sections 7.1(a) and (b);
(d)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement other than registration statements on Form S-8 (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
(e)    Notice of Default or Event of Default — promptly, and in any event within 10 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(f)    ERISA Matters — promptly, and in any event within 10 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(g)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company, any Restricted Subsidiary or any Non-Recourse Pledgor from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
(h)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, any Restricted Subsidiary or any Non-Recourse Pledgor or relating to the ability of the Company to pay the Notes Obligations and perform its other obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Noteholder.
7.2.    Officer’s Certificate.
Each set of financial statements delivered to a Noteholder pursuant to Section 7.1(a) or (b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each Noteholder):
(a)    Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b)    Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
7.3.    Inspection.
The Company will permit the representatives of each Noteholder that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the

Company and its Subsidiaries), all at such times and as often as may be requested.
8.    PREPAYMENT OF THE NOTES.
8.1.    No Scheduled Prepayments.
No regularly scheduled prepayments are due on the Notes prior to the Maturity Date.
8.2.    Optional Prepayments.
The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of the Notes, in an amount not less than $1,000,000 in the aggregate in the case of a partial prepayment, at (a) on or prior to July 1, 2015, 101% of the principal amount so prepaid and (b) after July 1, 2015, 100% of the principal amount so prepaid. The Company will give each Noteholder to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.
8.3.    Mandatory Offer to Prepay Upon Change of Control.
(a)    Notice of Change of Control or Control Event. The Company will, within 10 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give notice of such Change of Control or Control Event to each Noteholder unless notice in respect of such Change of Control (or the Change of Control contemplated by such Control Event) shall have been given pursuant to paragraph (b) of this Section 8.3. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (c) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (g) of this Section 8.3.
(b)    Condition to Company Action. The Company will not take any action that consummates or finalizes a Change of Control unless (i) at least 15 Business Days prior to such action it shall have given to each Noteholder written notice containing and constituting an offer to prepay Notes accompanied by the certificate described in paragraph (g) of this Section 8.3, and (ii) subject to the provisions of paragraph (d) below, contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.
(c)    Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by paragraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 60 days after the date of such offer.
(d)    Acceptance; Rejection. A Noteholder may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company on or before the date specified in an officer’s certificate pursuant to paragraph (g)(vii) of this Section 8.3. A failure by a Noteholder to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute rejection of such offer by such holder.
(e)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at (a) on or prior to July 1, 2015, 101% of the outstanding principal amount of such Notes and (b) after July 1, 2015, 100% of the outstanding principal amount of such Notes, in each case, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in paragraph (f) of this Section 8.3.
(f)    Deferral Pending Change of Control. The obligation of the Company to prepay Notes pursuant to the offers required by paragraphs (a) and (b) and accepted in accordance with paragraph (d) of this Section 8.3 is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on or prior to the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each Noteholder reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change of Control shall be deemed rescinded). Notwithstanding the foregoing, in the event that the prepayment has not been made within 90 days after such Proposed Prepayment Date by virtue of the deferral provided for in this Section 8.3(f), the Company shall make a new offer to prepay in accordance with paragraph (c) of this Section 8.3.
(g)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.3 have been fulfilled, (vi) in reasonable detail, the nature and date or proposed date of the Change of Control and (vii) the date by which any Noteholder that wishes to accept such offer must deliver notice thereof to the Company, which date shall not be earlier than three Business Days prior to the Proposed Prepayment Date.
8.4.    Mandatory Offer to Prepay Upon Disposition of Compressco Units.
(a)    Notice of Disposition of Compressco Units. The Company will, not less than 5 Business Days prior to the Company or any Compressco Unit Holding Subsidiary Disposing of any Compressco Units, give notice of such Disposition to each Noteholder.
(b)    Condition to Company or Compressco Unit Holding Subsidiary Action. The Company will not, and will not permit any Compressco Unit Holding Subsidiary to, take any action that consummates a Disposition of Compressco Units unless (i) at least 5 Business Days prior to such action it shall have given to each Noteholder written notice containing and constituting an offer to prepay Notes accompanied by the certificate described in paragraph (g) of this Section 8.4, and (ii) subject to the provisions of paragraph (d) below, contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.4.
(c)    Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph (b) of this Section 8.4 shall be an offer to prepay, in accordance with and subject to this Section 8.4, an aggregate principal amount of Notes (the “Mandatory Prepayment Amount”) equal to the lesser of (i) the aggregate principal amount of all then outstanding Notes and (ii) the net proceeds to be received by the Company or such Compressco Unit Holding Subsidiary in connection with such Disposition on a date specified in such offer (the “Proposed Compressco Unit Proceeds Prepayment Date”), which date shall be the date that the contemplated Disposition will be consummated.
(d)     Acceptance; Rejection. A Noteholder may accept the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company on or before the date specified in an officer’s certificate pursuant to paragraph (g)(vii) of this Section 8.4. A failure by a Noteholder to respond to an offer to prepay made pursuant to this Section 8.4, or to accept such offer, within such time period shall be deemed to constitute rejection of such offer in its totality by such Noteholder. Any Noteholder that accepts such offer shall be deemed to have agreed to the prepayment of Notes in accordance with the following clause (e).
(e)    Prepayment. Prepayment of the principal amount of Notes to be prepaid pursuant to this

Section 8.4 shall be at (i) 101% of such principal amount if the prepayment occurs on or prior to July 1, 2015 and (ii) 100% of such principal amount if the prepayment occurs after July 1, 2015, in each case, together with interest on such prepaid principal amount accrued to the date of prepayment. Such prepayment shall be made on the Proposed Compressco Unit Proceeds Prepayment Date except as provided in paragraph (f) of this Section 8.4. Subject to the foregoing prepayment premium provisions, on the date of prepayment, the Company shall prepay a percentage of the principal amount of the Notes held by each Noteholder that accepts an offer to prepay made pursuant to this Section 8.4 equal to the lesser of (A) the aggregate principal amount of the Notes held by such Noteholder and (B) such Noteholder’s Pro Rata Acceptance Percentage (as defined below) of the Mandatory Prepayment Amount. “Pro Rata Acceptance Percentage” of any Noteholder that accepts an offer to prepay made pursuant to this Section 8.4 means the quotient, expressed as a percentage, of (1) the aggregate principal amount of Notes held by such Noteholder divided by (2) the aggregate principal amount of Notes held by all Noteholders that accept such offer.
(f)    Deferral Pending Disposition of Compressco Units. The obligation of the Company to prepay Notes pursuant to the offers required by paragraph (b) and accepted in accordance with paragraph (d) of this Section 8.4 is subject to the consummation of the Disposition in respect of which such offers and acceptances shall have been made. In the event that such Disposition is not consummated on or prior to the Proposed Compressco Unit Proceeds Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Disposition is consummated. The Company shall keep each Noteholder reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Disposition and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Disposition have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.4 in respect of such Disposition shall be deemed rescinded). Notwithstanding the foregoing, in the event that the prepayment has not been made within 90 days after such Proposed Compressco Unit Proceeds Prepayment Date by virtue of the deferral provided for in this Section 8.4(f), the Company shall make a new offer to prepay in accordance with paragraph (c) of this Section 8.4.
(g)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Compressco Unit Proceeds Prepayment Date, (ii) that such offer is made pursuant to this Section 8.4, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Compressco Unit Proceeds Prepayment Date, (v) that the conditions of this Section 8.4 have been fulfilled, (vi) in reasonable detail, the nature and date or proposed date of the applicable Disposition of Compressco Units and (vii) the date by which any Noteholder that wishes to accept such offer must deliver notice thereof to the Company, which date shall not be earlier than three Business Days prior to the Proposed Compressco Unit Proceeds Prepayment Date.
8.5.    Allocation of Partial Prepayments.
In the case of each partial prepayment of Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. Each prepayment of Notes pursuant to this Section 8 shall be applied, first, ratably to any Base Rate Tranches then outstanding, and, second, to any LIBOR Tranches then outstanding, and if more than one LIBOR Tranche is then outstanding, to each such LIBOR Tranche in order of priority beginning with the LIBOR Tranche with the least number of days remaining in the Interest Period applicable thereto and ending with the LIBOR Tranche with the most number of days remaining in the Interest Period applicable thereto.
8.6.    Maturity; Surrender, etc.
The Company hereby unconditionally promises to pay to each Noteholder the unpaid principal amount of the Notes held by such Noteholder on the Maturity Date. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full, after such payment and upon the written request of the Company, shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.7.    Purchase of Notes.
The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of any series of Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information reasonably determined by the Company to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by the Company or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes
9.    AFFIRMATIVE COVENANTS.
The Company covenants that from the date of this Agreement and for so long as any of the Notes are outstanding:
9.1.    Compliance with Law.
The Company will, and will cause each Restricted Subsidiary and each Non-Recourse Pledgor to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including Environmental Laws and the USA PATRIOT Act and will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.2.    Insurance.
The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is reasonable in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
9.3.    Maintenance of Properties.
The Company will, and will cause each Restricted Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the

Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.4.    Payment of Taxes and Claims.
The Company will, and will cause each Restricted Subsidiary and each Non-Recourse Pledgor to, file all tax returns required to be filed in any jurisdiction and to pay and discharge when due all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, any Restricted Subsidiary or any Non-Recourse Pledgor, provided that neither the Company nor any Restricted Subsidiary nor any Non-Recourse Pledgor need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company, such Restricted Subsidiary or such Non-Recourse Pledgor on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary or Non-Recourse Pledgor, as applicable, has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the non-filing of such returns or nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.
9.5.    Corporate Existence, etc.
Subject to Section 10.7, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate, partnership or limited liability company existence of each of its Restricted Subsidiaries and each Non-Recourse Pledgor (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries and each Non-Recourse Pledgor unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate, partnership or limited liability company existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
9.6.    Additional Subsidiary Guarantors, Non-Recourse Pledgors.
(a)    The Company will cause any Subsidiary that (whether or not required by the terms of the Credit Agreement or other applicable documents governing such other Indebtedness) from time to time guarantees Indebtedness in respect of the Credit Agreement or any other Indebtedness in respect of borrowed money of the Company to enter into the Subsidiary Guaranty and the Pledge and Security Agreement, pursuant to which such Subsidiary shall guarantee the Notes Obligations and grant liens and security interests in its personal property that constitutes Collateral concurrently therewith, and as a part thereof to deliver to each of the holders:
(i)    a copy of an executed joinder to the Subsidiary Guaranty;
(ii)    a copy of an executed supplement and assumption agreement to the Pledge and Security Agreement; and
(iii)    a certificate signed by a Responsible Officer of the Company confirming the accuracy of the representations and warranties in Sections 5.2, 5.6, 5.7 and 5.19, with respect to such Subsidiary, the Subsidiary Guaranty and the Pledge and Security Agreement, as applicable.
(b)    The Company will cause any Subsidiary that is a Non-Recourse Pledgor to enter into the Pledge and Security Agreement, pursuant to which such Subsidiary shall grant liens and security interests in its personal property that constitutes Collateral concurrently therewith, and as a part thereof to deliver to each of the holders:
(i)    a copy of an executed supplement and assumption agreement to the Pledge and

Security Agreement; and
(ii)    a certificate signed by a Responsible Officer of the Company confirming the accuracy of the representations and warranties in Sections 5.2, 5.6 and 5.7, with respect to such Subsidiary and the Pledge and Security Agreement, as applicable.
In connection with the foregoing, the Company shall execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Noteholder Representative (including, without limitation, any documents or actions necessary to perfect the Noteholder Representative’s security interest in any Compressco Units). In addition, the Company shall be party at all times to the Registration Rights Agreement.
9.7.    Ranking of Notes.
The Notes and the Company’s Notes Obligations and other obligations under this Agreement will rank at least pari passu with all of the Company’s outstanding unsecured Senior Indebtedness.
9.8.    Books and Records.
The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Restricted Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Restricted Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Restricted Subsidiaries to, continue to maintain such system.
9.9.    Margin Regulations.
If requested by any Noteholder, the Company will furnish to such Noteholder a statement confirming compliance with Regulations U, T and X of the Board of Governors of the Federal Reserve System in conformity with the requirements of Form FR U-1 or Form FR G-3, as applicable.
10.    NEGATIVE COVENANTS.
The Company covenants that from the date of this Agreement and for so long as any of the Notes are outstanding:
10.1.    Interest Coverage Ratio.
The Company will not permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than 2.50 to 1.
10.2.    Consolidated Funded Indebtedness.
The Company will not permit the ratio of Consolidated Funded Indebtedness as of the end of any fiscal quarter to EBITDA (for then most recently completed four fiscal quarters) to be greater than 3.50 to 1.00.
10.3.    [Reserved].
10.4.    Indebtedness.
The Company will not, and will not permit any Restricted Subsidiary, at any time, directly or indirectly, to create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable for, any Indebtedness other than:
(a)    Indebtedness outstanding on the date hereof that is described on Schedule 10.4 and any extension, renewal, refunding or refinancing thereof, provided that the principal amount outstanding at the time of such extension, renewal, refunding or refinancing is not increased;
(b)    Indebtedness owed to the Company or a Wholly Owned Restricted Subsidiary;
(c)    Indebtedness created pursuant to the Notes Documents; and
(d)    Indebtedness not otherwise permitted by the preceding clauses (a) through (c), provided that immediately before and after giving effect thereto and to the application of the proceeds thereof, (i) no Default or Event of Default exists, (ii) the outstanding principal amount of such Indebtedness at any time does not exceed 25% of Consolidated Net Worth and (iii) such Indebtedness remains unsecured except to the extent permitted by Section 10.5(f).
10.5.    Liens.
The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens created under the Collateral Documents;
(b)    Liens securing Indebtedness existing on property or assets of the Company or any Restricted Subsidiary as of the date of this Agreement that are described in Schedule 10.5;
(c)    Liens created pursuant to obligations under Capital Leases or purchase money Indebtedness permitted pursuant to the Credit Agreement, if such Liens are only in respect of the property or assets subject to, and secure only, the respective obligations under such Capital Leases or such purchase money Indebtedness;
(d)    Liens on property acquired in an Acquisition, if such Liens were not incurred in contemplation of such Acquisition;
(e)    Permitted Encumbrances; and
(f)    Liens on property not constituting Collateral and not otherwise permitted by the foregoing clauses of this Section 10.5, so long as the sum of (i) the aggregate principal or face amount of all Indebtedness secured under this clause (f) plus (ii) the aggregate principal amount of the Notes shall not exceed at any time the greater of (i) $20,000,000 or (ii) eight and one-half percent (8-1/2%) of the Consolidated Net Worth.
10.6.    Mergers, Consolidations, etc.
The Company will not, and will not permit any Restricted Subsidiary nor any Non-Recourse Pledgor to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:
(a)    the Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:
(i)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, is a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, such entity (y) shall have executed and delivered to each Noteholder its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (z) shall have caused to be delivered to each Noteholder an opinion of independent counsel reasonably satisfactory to the Required Noteholders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof (provided that if the Company effects a reorganization pursuant to Section 251(g) of the Delaware General Corporation Law, whereby, among other things, the Equity Interests issued by it become owned by a holding company, no such opinion shall be required); and
(ii)    immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(b)    Any Restricted Subsidiary or Non-Recourse Pledgor may (x) merge into the Company (provided that the Company is the surviving entity) or sell, transfer or lease all or any part of its assets to the Company or a Restricted Subsidiary or (y) merge into or sell, transfer or lease all or any part of its assets to a Restricted Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 10.7 or, as a result of which, such Person becomes a Restricted Subsidiary; provided in each instance set forth in clauses (x) through (z) that, immediately before and after giving effect thereto, there shall exist no Default or Event of Default and further provided that (i) a Subsidiary Guarantor may not merge into, or sell all or substantially all of its assets to, (A) a Restricted Subsidiary that is not a Subsidiary Guarantor or (B) to a Person that becomes a Restricted Subsidiary, unless, concurrently therewith such Restricted Subsidiary becomes a party to the Subsidiary Guaranty and the Pledge and Security Agreement and the Company delivers to each Noteholder the documents required by Sections 9.6(a)(i) through (iii) in respect of such Restricted Subsidiary and (ii) a Non-Recourse Pledgor may not merge into, or sell all or substantially all of its assets to, (A) a Restricted Subsidiary that is not a Non-Recourse Pledgor or a Subsidiary Guarantor or (B) to a Person that becomes a Restricted Subsidiary, unless, concurrently therewith such Restricted Subsidiary becomes a party to the Pledge and Security Agreement and the Company delivers to each Noteholder the documents required by Sections 9.6(b)(i) and (ii) in respect of such Restricted Subsidiary.
No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.6 from its liability under this Agreement or the Notes.
10.7.    Sale of Assets.
Except as permitted by Section 10.6, the Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”; “Dispose” and “Disposing” shall have correlative meanings thereto), any assets, including capital stock of Restricted Subsidiaries, in one or a series of transactions, to any Person, other than:
(a)    Dispositions (other than Dispositions of Compressco Units) in the ordinary course of business;
(b)    Dispositions (other than Dispositions of Compressco Units) by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or a Restricted Subsidiary;
(c)    Dispositions of the Compressco Units for 100% cash consideration and for fair market value so long as the Company has complied in all respects with Section 8.4; or
(d)    Dispositions (other than Dispositions of Compressco Units or of Equity Interests in any Compressco Unit Holding Subsidiary) not otherwise permitted by Section 10.7(a), (b) or (c), provided that:
(i)    the aggregate net book value of all assets disposed of in any fiscal year pursuant to this Section 10.7(d) does not exceed the greater of (A) 15% of Consolidated Total Assets as of the end of the

immediately preceding fiscal year or (B) $50,000,000; and
(ii)    at the time of such Disposition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.
Notwithstanding the foregoing provisions of this Section 10.7, the Company may, or may permit any Restricted Subsidiary to, make a Disposition (other than Dispositions of Compressco Units or of Equity Interests in any Compressco Unit Holding Subsidiary) and the assets subject to such Disposition shall not be subject to or included in any of the foregoing limitations or the computation contained in Section 10.7(d)(i) of the preceding sentence if the net proceeds from such Disposition are within 365 days of such Disposition:
(a)    reinvested in productive assets used in carrying on the business of the Company and its Restricted Subsidiaries; or
(b)    applied to the payment or prepayment of the Notes or of any other Senior Indebtedness.
Any prepayment of Notes pursuant to this Section 10.7 shall be in accordance with Sections 8.2 or 8.5, as applicable, without regard to the minimum prepayment requirements of Section 8.2 or 8.5, as applicable, if such proceeds are less than such minimum.
10.8.    Designation of Restricted and Unrestricted Subsidiaries.
The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary by notice in writing given to the holders of the Notes; provided that,
(a)    the Company may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless: (i) such Restricted Subsidiary does not own, directly or indirectly, any Indebtedness or capital stock of the Company or any other Restricted Subsidiary, (ii) such designation, considered as a sale of assets (valued at net book value at the time of designation of such Restricted Subsidiary as an Unrestricted Subsidiary), is permitted pursuant to Section 10.7, and (iii) immediately before and after such designation there exists no Default or Event of Default;
(b)    the Company may not designate a Subsidiary Guarantor as an Unrestricted Subsidiary;
(c)    notwithstanding Section 10.4(a) and Section 10.5(b), if an Unrestricted Subsidiary is designated as a Restricted Subsidiary, all outstanding Indebtedness and Liens of such Subsidiary shall be deemed to have been incurred as of the date of such designation; and
(d)    the Company may not designate a Restricted Subsidiary (or a Person becoming a Subsidiary (other than a Subsidiary of an Unrestricted Subsidiary)) as an Unrestricted Subsidiary if, immediately after making such designation, the aggregate net worth of all Unrestricted Subsidiaries (measured in each case at the time of designation) would exceed the greater of (i) $50,000,000 or (ii) 15% of Consolidated Net Worth as of the end of the most recently completed fiscal quarter, but giving pro forma effect to such designation.
10.9.    Nature of Business.
The Company will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Disclosure Documents.
10.10.    Transactions with Affiliates.
The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or a Restricted Subsidiary), except (a) in the ordinary course of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (b) Dispositions of Compressco Units complying with the terms and provisions of this Agreement and the Pledge and Security Agreement upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
10.11.    Terrorism Sanctions Regulations.
(a)    The Company will not, and will not permit any Controlled Entity to, (i) become (including by virtue of being owned or controlled by a Sanctioned Person), own or control a Sanctioned Person or any Person that is the target of Sanctions, or (ii) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (A) would cause any holder to be in violation of any law or regulation applicable to such holder, or (B) is prohibited by or subject to any Anti-Corruption Laws or Sanctions, or (iii) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to Sanctions.
(b)    The Company will not issue any Notes hereunder, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Notes issued hereunder (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
10.12.    Sale or Discount of Receivables.
Except for receivables obtained by the Company or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Company will not, and will not permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
11.    EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest or breakage amount, if any, on any Note, or of any fee payable hereunder, for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Section 10; or
(d)    any “Event of Default” occurs and is continuing under the Pledge and Security Agreement or the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any Noteholder; or
(e)    any representation or warranty made in writing by or on behalf of the Company or any other Notes Party or by any officer of the Company or any other Notes Party in this Agreement or in any other Notes Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or breakage amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(g)    the Company, any Restricted Subsidiary or any Non-Recourse Pledgor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, any Restricted Subsidiary or any Non-Recourse Pledgor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Restricted Subsidiary or any Non-Recourse Pledgor, or any such petition shall be filed against the Company, any Restricted Subsidiary or any Non-Recourse Pledgor and such petition shall not be dismissed within 60 days; or
(i)    a final judgment or judgments for the payment of money aggregating more than 25% of Consolidated Net Worth as of the most recently completed fiscal quarter (net of insurance coverage, provided that the insurance carriers are solvent, rated investment grade and have acknowledged in writing their obligation so satisfy such judgments) are rendered against one or more of the Company and any Restricted other Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall be greater than 25% of Consolidated Net Worth as of the most recently completed fiscal quarter, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
(k)    the Notes Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Company, any other Notes Party party thereto, or, in the case of the Registration Rights Agreement, against Compressco, or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Company, any other Notes Party, any of their Affiliates or, in the case of the Registration Rights Agreement, Compressco, shall so state in writing.
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
12.    REMEDIES ON DEFAULT, ETC.
12.1.    Acceleration.
(a)    If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
12.2.    Other Remedies.
If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, any Noteholder may proceed to protect and enforce the rights of such Noteholder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3.    Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4.    No Waivers or Election of Remedies, Expenses, etc.
No course of dealing and no delay on the part of any Noteholder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any other Notes Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to each Noteholder on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
12.5.    Waterfall.
All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:
(a)    first, to payment or reimbursement of that portion of the Notes Obligations constituting fees, expenses and indemnities payable to the Noteholder Representative in its capacity as such;
(b)    second, pro rata to payment or reimbursement of that portion of the Notes Obligations constituting fees, expenses and indemnities payable to the Noteholders;
(c)    third, pro rata to payment of accrued interest on the Notes;
(d)    fourth, pro rata to payment of principal outstanding on the Notes;
(e)    fifth, pro rata to any other Notes Obligations; and
(f)    sixth, any excess, after all of the Notes Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Company or as otherwise required by any Governmental Authority.
13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1.    Registration of Notes.
The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each Noteholder, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Noteholder that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2.    Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Noteholder or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within ten days, at the Company’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note specified for the Notes of such series and tranche, if any. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a Noteholder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.
13.3.    Replacement of Notes.
Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Noteholder of such Note is, or is a nominee for, an Initial Purchaser or another Noteholder that is an Institutional Investor with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver within ten days, in lieu thereof, a new Note of the same series and tranche, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
14.    PAYMENTS ON NOTES.
14.1.    Place of Payment.
Subject to Section 14.2, payments of principal and interest becoming due and payable on the Notes shall be made in Houston, Texas at the principal office of the Noteholder Representative in such jurisdiction. The Company may at any time, by notice to each Noteholder, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
14.2.    Home Office Payment.
So long as you or your nominee shall be a Noteholder, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, breakage amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.
15.    EXPENSES, ETC.
15.1.    Transaction Expenses.
Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each other Noteholder in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a Noteholder, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof, and (d) the reasonable costs and expenses, including third-party costs and expenses, incurred in conducting the legal, environmental and other due diligence related to this Agreement. The Company will pay, and will save you and each other Noteholder harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).
15.2.    Survival.
The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note through the payment or prepayment in full thereof, and may be relied upon by any subsequent Noteholder, regardless of any investigation made at any time by or on behalf of you or any other Noteholder. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
17.    AMENDMENT AND WAIVER.
17.1.    Requirements.
This Agreement and the other Notes Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company (and the Subsidiary Guarantors, in the case of the Subsidiary Guaranty and the Pledge and Security

Agreement, the Non-Recourse Pledgors, in the case of the Pledge and Security Agreement, and Compressco, in the case of the Registration Rights Agreement) and the Required Noteholders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of each Noteholder at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each Noteholder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Noteholder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Noteholder as consideration for or as an inducement to the entering into by any Noteholder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Noteholder then outstanding even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by any Noteholder that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.
17.3.    Binding Effect, etc.
Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future Noteholder and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Noteholder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any such Noteholder. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
17.4.    Notes held by Company, etc.
Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
18.    NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,
(ii)    if to any Noteholder, to such Noteholder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to the Company, at its address set forth at the beginning hereof to the attention of the Chief Financial Officer and the General Counsel, or at such other address as the Company shall have specified to each Noteholder in writing.
Notices under this Section 18 will be deemed given only when actually received.
19.    REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any Noteholder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
20.    CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other Noteholder, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party, (z) Standard & Poor’s CUSIP Service Bureau, or (aa) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each Noteholder, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any Noteholder of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
21.    SUBSTITUTION OF PURCHASER.
You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original Noteholder under this Agreement.
22.    MISCELLANEOUS.
22.1.    Successors and Assigns.
All covenants and other agreements contained in this Agreement and the other Notes Documents by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Noteholder) whether so expressed or not.
22.2.    Jurisdiction and Process; Waiver of Jury Trial.
(a)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating solely to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.2(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Company consents to process being served in any suit, action or proceeding solely of the nature referred to in Section 22.2(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in

Section 19, to it. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.2 shall affect the right of any Noteholder to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
22.3.    Payments Due on Non-Business Days.
Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, or breakage amount or interest on, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
22.4.    Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.5.    Construction.
Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
22.6.    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
22.7.    Governing Law; Submission to Jurisdiction.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.
22.8.    GAAP.
All financial amounts shall be computed without duplication. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Company notifies the holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Noteholders notify the Company that the Required

Noteholders request an amendment to any provision hereof for such purpose), regardless of whether any such notice requesting an amendment is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
23.    REGARDING NOTEHOLDER REPRESENTATIVE.
23.1.    Appointment; Certain Waivers.
In order to bind all of the Noteholders as a group hereunder, each Noteholder, by its execution hereof and/or acceptance of the Notes, hereby designates and appoints Noteholder Representative as its representative and attorney-in-fact under this Agreement and the other Notes Documents, and each Noteholder hereby irrevocably authorizes Noteholder Representative to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Notes Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Noteholder Representative agrees to make all such arrangements as are reasonably required to ensure each Noteholder shall promptly receive all notices, consents, amendments, waivers and other writings, however evidenced, received or sent by Noteholder Representative in connection with any Notes Document. Noteholder Representative (a) is acting solely on behalf of Noteholders (except to the limited extent provided in Section 13.1 with respect to the note register), with duties that are entirely administrative in nature, notwithstanding the use of the terms “agent” and similar terms in any Notes Document to refer to Noteholder Representative, which terms are used for title purposes only, (b) is not assuming any obligation under any Notes Documents other than as expressly set forth therein, or any role as agent, fiduciary or trustee of or for any Noteholder or any other Person and (c) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Notes Document, and each Noteholder hereby waives and agrees not to assert any claim against Noteholder Representative based on the roles, duties and legal relationships expressly disclaimed in clauses (a) through (c) above. Noteholder Representative may perform any of its duties under this Section 23.1 and under Section 23.2, and otherwise under this Agreement or any other Notes Document, by or through its agents, representatives or employees.
23.2.    Noteholder Representative as Collateral Agent.
(a)    Appointment and Authority as Collateral Agent. In addition to the authority given to Noteholder Representative pursuant to Section 23.1, each Noteholder hereby further irrevocably authorizes and appoints Noteholder Representative, on behalf of and for the benefit of each Noteholder, to be the agent for and representative of Noteholders with respect to the Collateral Documents and to enter into such other agreements with respect to the Collateral (including intercreditor and subordination agreements) on behalf of the Noteholders as it may deem necessary without further consent from Noteholders. Subject to Section 17, without further written consent or authorization from Noteholders, Noteholder Representative, may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Noteholders (or such other Noteholders as may be required to give such consent under Section 17) have otherwise consented.
(b)    Rights and Duties as Collateral Agent. Anything contained in any of the Notes Documents to the contrary notwithstanding, the Company, Noteholder Representative and each Noteholder hereby agree that (i) no Noteholder shall have any right individually to realize upon any of the Collateral, enforce any guaranty or exercise any other remedy provided under the Notes Documents (other than the right of set-off), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Noteholder Representative (acting at the written direction of the Required Noteholders) on behalf of Noteholders in accordance with the terms hereof and that all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by Noteholder Representative (acting at the written direction of the Required Noteholders), and (ii) in the event of a foreclosure by Noteholder Representative on any of the Collateral pursuant to a public or private sale, Noteholder Representative or its nominee may be the purchaser of any or all of such Collateral at any such sale, and Noteholder Representative, as agent for and representative of Noteholders (but not any Noteholder or

Noteholders in its or their respective individual capacities unless the Required Noteholders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Notes Obligations arising under the Notes Documents as a credit on account of the purchase price payable by Noteholder Representative for any such Collateral at such sale. Each Noteholder and the Company acknowledges and agrees that Noteholder Representative is not a fiduciary for any Noteholder or for the Company, but simply is acting in the capacity described herein to alleviate administrative burdens for each Noteholder and the Company and that Noteholder Representative has no duties or responsibilities to any Noteholder or the Company except as expressly set forth in this Agreement.
23.3.    Binding Effect.
Each Noteholder, by accepting the benefits of the Notes Documents, agrees that (a) any action taken by Noteholder Representative or the Required Noteholders (or, if expressly required hereby, a greater proportion of the holders of the Notes) in accordance with the provisions of this Agreement and the Notes Documents, (b) any action taken by Noteholder Representative in reliance upon the instructions of Required Noteholders (or, where so required, such greater proportion of the holders of the Notes) and (c) the exercise by Noteholder Representative or the Required Noteholders (or, where so required, such greater proportion of the holders of the Notes) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Noteholders.
23.4.    Reliance and Liability.
Noteholder Representative shall not be liable to any Noteholder for any action taken or omitted to be taken by any of them under or in connection with this Agreement and any Notes Document, and each Noteholder hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Noteholder Representative or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Noteholder Representative:
(a)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Noteholders;
(b)    shall not be responsible to any Noteholder or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of this Agreement or any other Notes Document;
(c)    makes no warranty or representation, and shall not be responsible, to any Noteholder or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of the Company in connection with this Agreement and any other Notes Document or any transaction contemplated therein or any other document or information with respect to the Company, whether or not transmitted or (except for documents expressly required under this Agreement or any other Notes Document to be transmitted to Noteholders) omitted to be transmitted by Noteholder Representative, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Noteholder Representative in connection with this Agreement and the other Notes Documents; and
(d)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of this Agreement or any other Notes Document, whether any condition set forth therein is satisfied or waived, as to the financial condition of the Company or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Company or any Noteholder describing such Default or Event of Default clearly labeled “notice of default” (in which case Noteholder Representative shall promptly give notice of such receipt to all Noteholders);

and, for each of the items set forth in clauses (a) through (d) above, each Noteholder hereby waives and agrees not to assert any right, claim or cause of action it might have against Noteholder Representative based thereon.
23.5.    Noteholder Representative Individually.
Noteholder Representative and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, or engage in any kind of business with, the Company or Affiliates thereof as though it were not acting as Noteholder Representative and may receive separate fees and other payments therefor. To the extent Noteholder Representative or any of its Affiliates makes any loan or otherwise becomes a Noteholder hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Noteholder and the terms “Noteholder”, “Required Noteholders” and any similar terms shall, except where otherwise expressly provided in this Agreement or in any other Notes Document, include, without limitation, Noteholder Representative or such Affiliate, as the case may be, in its individual capacity as a Noteholder or as one of the Required Noteholders.
23.6.    Noteholder Credit Decision.
Each Noteholder acknowledges that it shall, independently and without reliance upon Noteholder Representative, any other Noteholder or any of their Related Persons or upon any document (including any offering and disclosure materials in) solely or in part because such document was transmitted by Noteholder Representative or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of the Company and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, this Agreement or any other Notes Document or with respect to any transaction contemplated in this Agreement or any other Notes Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by this Agreement or any other Notes Document to be transmitted by Noteholder Representative to Noteholders, Noteholder Representative shall not have any duty or responsibility to provide any Noteholder with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Company or any Affiliate thereof that may come in to the possession of Noteholder Representative or any of its Related Persons.
23.7.    Expenses; Indemnities.
(a)    Each Noteholder agrees to reimburse Noteholder Representative and each of its Related Persons (to the extent not reimbursed by the Company) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and all taxes, assessments, governmental charges, or levies paid in the name of, or on behalf of, the Company) that may be incurred by Noteholder Representative or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or any other Notes Document.
(b)    Each Noteholder further agrees to indemnify Noteholder Representative and each of its Related Persons (to the extent not reimbursed by the Company), severally and ratably, from and against liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Noteholder) that may be imposed on, incurred by or asserted against Noteholder Representative or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of this Agreement, any other Notes Document, any Senior Credit Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Noteholder Representative or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Noteholder shall be liable to Noteholder Representative or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Noteholder Representative or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

23.8.    Resignation.
(a)    Noteholder Representative may resign at any time by delivering notice of such resignation to Noteholders and the Company, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Noteholder Representative delivers any such notice, the Required Noteholders shall have the right to appoint a successor Noteholder Representative. If, within 30 days after the retiring Noteholder Representative having given notice of resignation, no successor Noteholder Representative has been appointed by the Required Noteholders that has accepted such appointment, then the retiring Noteholder Representative may, on behalf of Noteholders, appoint a successor Noteholder Representative from among Noteholders. Each appointment under this clause (a) shall be subject to the prior consent of the Company, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(b)    Effective immediately upon its resignation, (i) the retiring Noteholder Representative shall be discharged from its duties and obligations under the other Notes Documents, (ii) Noteholders shall assume and perform all of the duties of Noteholder Representative until a successor Noteholder Representative shall have accepted a valid appointment hereunder, (iii) the retiring Noteholder Representative and its Related Persons shall no longer have the benefit of any provision of this Agreement or any other Notes Document other than with respect to any actions taken or omitted to be taken while such retiring Noteholder Representative was, or because such Noteholder Representative had been, validly acting as Noteholder Representative under this Agreement and the other Notes Documents, and (iv) the retiring Noteholder Representative shall take such action as may be reasonably necessary to assign to the successor Noteholder Representative its rights as Noteholder Representative under this Agreement and the other Notes Documents. Effective immediately upon its acceptance of a valid appointment as Noteholder Representative, a successor Noteholder Representative shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Noteholder Representative under this Agreement and the other Notes Documents.
[Remainder of page intentionally left blank.]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.
Very truly yours,

TETRA TECHNOLOGIES, INC.

By: /s/Joseph J. Meyer
Name: Joseph J. Meyer
Title: Vice President - Finance and Treasurer

The foregoing is agreed
to as of the first date written above.

WELLS FARGO ENERGY CAPITAL, INC.,
as an Initial Purchaser and as Noteholder Representative

By: /s/Charles C. O'Brien, III
Name: Charles C. O'Brien, III
Title: Assistant Vice President

SCHEDULE A
INFORMATION RELATING TO INITIAL PURCHASERS

Name of Initial Purchaser	Address of Initial Purchaser	Principal Amount of Notes to be Purchased at Closing	Pro Rata Share
Wells Fargo Energy Capital, Inc.	1000 Louisiana Street, 9th Floor Houston, Texas 77002	$50,000,000.00	100.00%

(1)	All scheduled payments of principal and interest by wire transfer of immediately available funds to:
Wells Fargo Bank, N.A.
San Francisco, CA
ABA #
BNF Account Name: Wells Fargo Energy Capital
BNF Account #
(2)    Address for all notices and communications and for delivery of the Notes:
Wells Fargo Energy Capital, Inc.
1000 Louisiana Street, 9th Floor
MAC T0002-090
Houston, Texas 77002
Attn: Chris Carter
Fax: (713) 652-5874
(3)    Taxpayer I.D. Number: 41-1847366

Schedule A-1

SCHEDULE B
DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means the acquisition by the Company or any Restricted Subsidiary of (a) sufficient equity or voting interests of a Person to cause such Person to become a Subsidiary, (b) all or substantially all of the assets or operations, division or line of business of a Person or (c) an Investment (as defined in the Credit Agreement) in an Unrelated Joint Venture (as defined in the Credit Agreement).

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or Equity Interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or Equity Interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Notwithstanding anything in the foregoing to the contrary, a Person that (i) would be an Affiliate of the Company solely by virtue of its ownership of voting or Equity Interests of the Company and (ii) is eligible pursuant to Rule 13d-1(b) under the Exchange Act to file a statement with the Securities and Exchange Commission on Schedule 13G, shall not be deemed to be an Affiliate.

“Aggregate Commitments” means $50,000,000, which represents the aggregate principal amount of Notes that the Initial Purchasers have agreed to purchase pursuant to, and subject to the terms and conditions of, this Agreement.

“Anti-Corruption Laws” is defined in Section 5.16(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Applicable Margin” means, for any day, with respect to any Base Rate Tranches or LIBOR Tranches, as the case may be, the rate per annum set forth below for such day under the caption “Base Rate Margin” or “LIBOR Margin”, as the case may be:

Applicable Margin Period Grid
Period	LIBOR Margin	Base Rate Margin
March 18, 2015 to December 31, 2015	3.75%	2.75%
January 1, 2016 to June 30, 2016	4.25%	3.25%
July 1, 2016 to December 31, 2016	4.75%	3.75%
January 1, 2017 to April 1, 2017	5.25%	4.25%

“Base Rate” means a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) LIBOR for a one month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, respectively.

“Base Rate Tranche” means any Tranche that bears interest at the Base Rate plus the Applicable Margin.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Houston, Texas, or New York City are required or authorized to be closed.

Schedule B-1

“Capital Expenditure” means, for any period, all expenditures and costs of the Company and its Restricted Subsidiaries that are (or should be) capitalized on the consolidated balance sheet of the Company in accordance with GAAP as of the end of such period, but in any event excluding (a) any transaction constituting an Acquisition and (b) capital expenditures for the restoration, repair or replacement of any fixed or capital asset that was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of insurance on such property.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change of Control” means an event or series of events by which any person or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (such person or persons hereinafter referred to as an “Acquiring Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the then outstanding Voting Stock of the Company; provided that, notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if (i) the Company (or the Acquiring Person if either (x) the Company is no longer in existence or (y) the Acquiring Person has acquired all or substantially all of the assets thereof) shall have an Investment Grade Rating immediately following such Acquiring Person becoming the “beneficial owner” or consummating such acquisition or (ii) the Company effects a reorganization pursuant to Section 251(g) of the Delaware General Corporate Law, whereby, among other things, stock issued by it becomes owned by a holding company; provided that the references to the Company in the preceding clause of this definition shall be deemed to be references to such holding company.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” has the meaning set forth in the Pledge and Security Agreement.

“Collateral Documents” means the Pledge and Security Agreement and all other financing statements, instruments, documents and agreements delivered by the Company pursuant to the Pledge and Security Agreement, this Agreement or any other Notes Document in order to (a) grant to Noteholder Representative, for the benefit of the Noteholders, a Lien on or security interest in any property or (b) set forth the relative priorities of any Lien on any property.

“Commitment Period” means the period of time from the date hereof through and including April 30, 2015.

“Company” is defined in the introductory paragraph hereto.

“Compressco” means CSI Compressco LP, a Delaware limited partnership.

“Compressco Unit Holding Subsidiary” means any Subsidiary of the Company that owns Compressco Units from time to time.

“Compressco Units” means the common units representing limited partner interests in Compressco (excluding, for the avoidance of doubt, the general partner interests in Compressco and all incentive distribution rights).

“Confidential Information” is defined in Section 20.

Schedule B-2

“Consolidated Funded Indebtedness” means, as of any date, the outstanding Indebtedness of the Company and its Restricted Subsidiaries on such date of the kinds referred to in clauses (a), (b), (d), (f), (g) and (h) of the definition of Indebtedness, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income or loss of the Company and its Restricted Subsidiaries for such period, including cash dividends and distributions (not return of capital) received from Persons other than Restricted Subsidiaries and after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded therefrom (to the extent otherwise included therein): (i) extraordinary or nonrecurring gains, losses or expenses (including, whether or not otherwise includable as a separate item in the earnings statement for such period, non-cash losses on sales of assets outside of the ordinary course of business); (ii) non-cash gains, losses, expenses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives; (iii) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs; (iv) adjustments due to changes in accounting principles and the effect of discontinued operations; and (v) any Equity Interest of the Company or any Restricted Subsidiary in the undistributed earnings of a Person that is not a Restricted Subsidiary.

“Consolidated Net Worth” means, as of any date, consolidated stockholders’ equity of the Company and its Restricted Subsidiaries on such date, determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Control Event” means the execution by the Company of a definitive written agreement (excluding, for the avoidance of doubt, any letter of intent) that, when fully performed by the parties thereto, would result in a Change of Control.

“Conversion/Continuation Date” means any date on which, under Section 2.3, the Company (a) converts Base Rate Tranches to LIBOR Tranches, or (b) continues LIBOR Tranches having Interest Periods expiring on such date as LIBOR Tranches, with a new Interest Period.

“Credit Agreement” means the Credit Agreement dated as of June 27, 2006 among the Company, the foreign subsidiaries of the Company from time to time party thereto as borrowers, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association and Wells Fargo Bank, N.A., as syndication agents, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and co-bookrunners, as such agreement was amended on December 15, 2006 and October 29, 2010, and may be further amended, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facility.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is 2% per annum above the rate then applicable to Base Rate Tranches hereunder (including the Applicable Margin).

“Disclosure Documents” is defined in Section 5.3.

“Disposition” is defined in Section 10.7.

“Divestiture” means the divesture by the Company or any Restricted Subsidiary of either (a) sufficient Equity Interests of a Restricted Subsidiary to cause it no longer to be a Subsidiary or (b) substantially all of the assets or operations of a Restricted Subsidiary or a division or line of business of the Company or a Restricted Subsidiary.

Schedule B-3

“EBITDA” means, for any period, without duplication, Consolidated Net Earnings for such period plus, to the extent deducted in calculating Consolidated Net Earnings: (i) Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Notes); (ii) federal, state and foreign income tax expense; (iii) depreciation, depletion and amortization expense; and (iv) any other noncash charges and minus, to the extent included in determining Consolidated Net Earnings, any non-cash income. If, during the period for which EBITDA is being calculated: (x) the Company or any Restricted Subsidiary has made any Divestiture, EBITDA shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property subject to such Divestiture or increased by an amount equal to the EBITDA (if negative) attributable thereto; (y) the Company or any Restricted Subsidiary has made an Acquisition or a Capital Expenditure, EBITDA shall be calculated after giving pro forma effect thereto as if such Acquisition or Capital Expenditure had occurred on the first day of such period, and after giving effect to any credit received for costs and savings associated with such Acquisition that are permitted by the Securities and Exchange Commission to be included in pro forma financial statements filed therewith; or (z) a Restricted Subsidiary is designated an Unrestricted Subsidiary or an Unrestricted Subsidiary is designated a Restricted Subsidiary, EBITDA shall be determined after giving pro forma effect to such designation as if it had occurred on the first day of such period.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means all shares, options, warrants, general or limited partnership interests, participations or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities Exchange Commission under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; but if (a) such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank on such day on such transactions as determined by the Noteholder Representative.

Schedule B-4

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means:

(a)the government of the United States of America or any State or other political subdivision thereof, or

(b)the government of any jurisdiction in which the Company, any Restricted Subsidiary or any Non-Recourse Pledgor conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, any Restricted Subsidiary or any Non-Recourse Pledgor, or

(c)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)to purchase such indebtedness or obligation or any property constituting security therefor;

(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Highest Lawful Rate” means, as of a particular date, with respect to any Note, the maximum nonusurious interest rate that under applicable federal and New York law may then be contracted for, charged or received by the Noteholders in connection with the Notes Obligations.

“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)all obligations of such Person for borrowed money;

(b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

Schedule B-5

(c)all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)all payment obligations of such Person in respect of the deferred purchase price of property acquired by such Person (excluding current accounts payable);

(e)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)all Guaranties of such Person of Indebtedness of others of the kinds referred to in clauses (a), (b), (d), (g) and (h) of this definition;

(g)all liabilities appearing on such Person’s balance sheet in accordance with GAAP in respect of Capital Leases;

(h)all liabilities of such Person as an account party in respect of letters of credit and letters of guaranty; and

(i)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
provided however, that Indebtedness shall not include normal operating liabilities accrued in the ordinary course of business. Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes of this Agreement, Indebtedness shall be calculated at its stated principal amount, without regard to the effect of utilizing FASB No. 159 (Fair Value Option for Financial Assets and Financial Liabilities).

“Initial Purchaser” means each purchaser listed in Schedule A.

“Institutional Investor” means (a) any Initial Purchaser, (b) any holder of more than $2,000,000 in aggregate principal amount of the Notes at the time outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA minus cash income tax expense minus Maintenance Capital Expenditures minus cash dividends and cash distributions by the Company and minus cash spent by the Company to acquire treasury stock to (b) Interest Expense, in each case for the 12 months then ending and determined on a consolidated basis for the Company and its Restricted Subsidiaries.

“Interest Expense” means, for any period, total cash interest expense (including imputed interest on Capital Leases and amounts, both positive and negative, attributable to interest expense incurred under Swaps) accruing on Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) as to any Base Rate Tranche, the last Business Day of each calendar quarter prior to the Maturity Date and at the Maturity Date, and (b) as to any LIBOR Tranche, the last day of each Interest Period applicable to such LIBOR Tranche, provided, however, that if any Interest Period for such LIBOR Tranche exceeds three months, the date that falls three months after the beginning of such Interest Period, and the date that falls three months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

Schedule B-6

“Interest Period” means with respect to any LIBOR Tranches, the period commencing on the applicable purchase, conversion or continuation date of such LIBOR Tranches and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect in the Issuance Notice or Notice of Conversion/Continuation; but (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Type” when used in reference to any Tranche, refers to whether the rate of interest on such Tranche is determined by reference to the Base Rate or LIBOR.

“Investment Grade Rating” in respect of any Person means, at the time of determination, at least a majority of the following ratings of its senior, unsecured long-term indebtedness for borrowed money pari passu with the Notes: (i) by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, or any successor thereof (“S&P”), “BBB-” or better, (ii) by Moody’s Investors Service, Inc., or any successor thereof (“Moody’s”), “Baa3” or better, or (iii) by another rating agency of recognized national standing, an equivalent or better rating. For the avoidance of doubt, a Person shall not be obligated to obtain more than one rating to obtain an Investment Grade Rating.

“Issuance Notice” means a notice substantially in the form of Exhibit 3.1.

“LIBOR” means a per annum rate of interest (rounded upwards, if necessary, to the nearest 0.01%) equal to the quotient obtained by dividing (a) the rate at which Wells Fargo Bank is offered deposits by major banks in dollars in the aggregate amount of the relevant LIBOR Tranche and for a period comparable to the applicable Interest Period in the London interbank market at approximately 11:00 a.m. (London time), two (2) Business Days prior to the beginning of the relevant Interest Period, by (b) a percentage equal to 100% minus the average maximum rate of all reserve requirements relating to the LIBOR Tranches under regulations issued by the Board of Governors of the Federal Reserve System or any other Governmental Authority during such Interest Period (including, without limitation, any margin, emergency, supplemental, special or other reserves required by applicable law) applicable to Wells Fargo Bank; provided, that, notwithstanding anything to the contrary contained herein, “LIBOR” shall be not less than 1.00% at all times from and after January 1, 2016. The determination and calculation of the LIBOR and each component thereof by the Noteholder Representative shall be conclusive and binding, absent manifest error.

“LIBOR Tranche” means a Tranche that bears interest at LIBOR plus the Applicable Margin.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Maintenance Capital Expenditures” means, for any date in any fiscal year of the Company, an amount equal to 8% of the property, plant and equipment (net of depreciation and amortization, and as established in accordance with GAAP) of the Company and its consolidated Subsidiaries as of the last day of the immediately preceding fiscal year.

“Mandatory Prepayment Amount” is defined in Section 8.4(c).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole.

Schedule B-7

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, condition (financial or otherwise), assets, liabilities (actual or contingent) or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b)  the rights and remedies of the Noteholder Representative, any Initial Purchaser or any Noteholder under any Notes Document, or the ability of the Company to pay the Notes Obligations or perform its other obligations under this Agreement, the Notes or the other Notes Documents, or (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty, the Pledge and Security Agreement or any other Notes Documents to which it is a party, or (d) the ability of any Non-Recourse Pledgor to perform its obligations under the Pledge and Security Agreement or any other Notes Documents to which it is a party, or (e) the legality, validity, binding effect or enforceability of this Agreement, the Notes, the Subsidiary Guaranty, the Pledge and Security Agreement or any other Notes Document.

“Maturity Date” means April 1, 2017.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Non-Recourse Pledgor” means each Compressco Unit Holding Subsidiary that is not required to be a Subsidiary Guarantor hereunder.

“Noteholder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1 from time to time. As of the Closing, the Noteholders are comprised solely of the Initial Purchasers.

“Noteholder Representative” is defined in the introductory paragraph hereto.

“Notes” is defined in Section 1.

“Notes Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Pledge and Security Agreement, the Registration Rights Agreement, the other Collateral Documents and any other agreements, instruments, documents and certificates delivered pursuant to this Agreement.

“Notes Obligations” means any and all amounts owing or to be owing by the Company or any Subsidiary Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to Noteholder Representative or any Noteholder under any Notes Document, including, without limitation, all interest on any of the Notes (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any Subsidiary Guarantor (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action), and (b) all renewals, extensions and/or rearrangements of the foregoing.

“Notes Parties” means, collectively, the Company, each Subsidiary Guarantor and each Non-Recourse Pledgor and “Notes Party” means any of them individually.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit 2.3.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

Schedule B-8

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Encumbrances” means

(a)Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties each of which is in respect of obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the Related Businesses and are for claims which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, if any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Company, any Restricted Subsidiary or any Non-Recourse Pledgor or materially impair the value of such property subject thereto;

(e)maritime liens for crew wages or for salvage and general average and other maritime liens, each of which is in respect of obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(f)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, if no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and no such deposit account is intended by the Company, any of its Restricted Subsidiaries or any Non-Recourse Pledgor to provide collateral to the depository institution;

(g)easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of the Company, any Restricted Subsidiary or any Non-Recourse Pledgor that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by the Company, any Restricted Subsidiary or any Non-Recourse Pledgor or materially impair the value of such property subject thereto;

Schedule B-9

(h)Liens on cash or securities pledged to secure performance of tenders, appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and

(i)judgment and attachment Liens not giving rise to an Event of Default, if any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

but the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge and Security Agreement” is defined in Section 1.3.

“Prime Rate” means, on any day, the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank as its “prime rate.” The “prime rate” is a rate set by Wells Fargo Bank based upon various factors including Wells Fargo Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Acceptance Percentage” is defined in Section 8.4(e).

“Pro Rata Share” means, as to any Noteholder at any time, the percentage set forth opposite its name on Schedule A hereto, as the same may be modified from time to time in connection with any transfer of Notes.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Compressco Unit Proceeds Prepayment Date” is defined in Section 8.4(c).

“Proposed Prepayment Date” is defined in Section 8.3(c).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date of the Closing by and among the Company, Compressco and the Noteholder Representative, substantially in the form attached as Exhibit 1.4 hereto or as otherwise satisfactory to Noteholder Representative.

“Related Persons” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Noteholders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

Schedule B-10

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means any Subsidiary (a) of which at least a majority of the voting securities are owned by the Company and/or one or more Restricted Subsidiaries and (b) that the Company has not designated an Unrestricted Subsidiary on Schedule 5.4 hereto on the date hereof or by notice in writing given to the holders of the Notes pursuant to Section 10.8.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” is defined in Section 5.16(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Indebtedness” means (a) any Indebtedness of the Company, other than any Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Notes, and (b) any Indebtedness of any Restricted Subsidiary, other than Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Notes.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq., as amended); (b) the present fair salable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means any Subsidiary of the Company that executes and delivers, or becomes a party to, the Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 1.2.

Schedule B-11

“Swap” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; but no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Restricted Subsidiary shall be a Swap Agreement.

“this Agreement” or “the Agreement” is defined in Section 17.3.

“Tranche” means any principal portion of the Notes of the same Interest Rate Type, issued, converted or continued on the same date and, in the case of LIBOR Tranches, as to which a single Interest Period is in effect.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such on Schedule 5.4 or that has been so designated by notice in writing given to the holders of the Notes.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means, with respect to any Person, any class of shares of stock or other Equity Interests of such Person having general voting power under ordinary circumstances to elect a majority of the board of directors or other managing entities, as appropriate, of such Person (irrespective of whether or not at the time stock of any other class or classes or other Equity Interests of such Person shall have or might have voting power by reason of the happening of any contingency).

“Wells Fargo Bank” means Wells Fargo Bank, National Association.

“Wholly Owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary 100% of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly Owned Restricted Subsidiaries at such time.

Schedule B-12